Exhibit 99.1

Investor Relations Contacts Kate Sidorovich (415) 445-3236 kate@marketstreetpartners.com Jon Avidor (415) 445-3234 jon@marketstreetpartners.com

Jazz Technologies, Inc. Announces Second Quarter 2007 Financial Results

Newport Beach, CA - (August 6, 2007) - Jazz Technologies (Amex: JAZ) today announced financial results for its fiscal second quarter ended June 29, 2007.

Financial Results
Second quarter 2007 GAAP revenue was $52.4 million representing a quarterly increase of 9% over first quarter 2007 revenue, as reported on a pro forma basis due to the merger with Jazz Semiconductor. Specialty process business generated $40.5 million or 77% of total revenues. Second quarter GAAP net loss was $12.7 million or $0.53 per diluted share as compared to pro forma net loss of $20.8 million or $0.69 per diluted share in the first quarter of 2007. First quarter pro forma net loss was calculated assuming the merger had occurred on January 1, 2007 and includes a number of one-time charges related to the merger.

Second quarter 2007 EBITDA, a non-GAAP measurement, was $1.0 million representing a sequential improvement of approximately $9.7 million as compared to the first quarter 2007 pro forma EBITDA. Second quarter 2007 Free Cash Flow, also a non-GAAP measure, was negative $3.4 million as compared to first quarter pro forma Free Cash Flow of negative $12.4 million.

Second quarter 2007 capital expenditures were approximately $1.5 million. During the quarter, Jazz Technologies had net cash interest expense of $2.9 million. Second quarter depreciation expense was $8.2 million; amortization of intangibles was $2.0 million.

Capacity utilization was approximately 56% during the second quarter as compared to approximately 69% during the first quarter of 2007. Capacity utilization for the month of June 2007 only was approximately 65%. The estimated third quarter capacity utilization is approximately 87%.

“While we continue to push towards achieving positive free cash flows, we are satisfied with the overall second quarter performance. In the second quarter, we exceeded our revenue guidance and delivered sequential improvements across key operating metrics including revenues, EBITDA and free cash flow,” said Gil Amelio, chairman and chief executive officer of Jazz Technologies. “The revenue strength was broad based, driven by the hard work of our team and an improving demand environment.”

Exhibit 99.1

Reduction in Purchase Price Paid for Jazz Semiconductor
Jazz Technologies received in Q307 a payment of $9 million as a result of a settlement agreement with the selling stockholders that reduces the purchase price it paid to acquire Jazz Semiconductor, Inc. from approximately $262.4 million to approximately $253.4 million.

Business Highlights
•	Began shipping production volumes of a RF CMOS transceiver for a leading customer who has a long term contract with a major handset manufacturer;
•	Formed partnership with Fujitsu to manufacture and market System-on-Chip products for RF CMOS devices;
•	Launched high-volume production order from a major customer to support the next generation design of their WCDMA handset;
•	Shipped components of the power-management device for the new smart phone introduced by a recent high-profile entrant into the handset space;
•	Secured design win with Phyworks for SiGe BiCMOS process technologies targeting next-generation products in the FTTx market;
•	Introduced new specialty process technology - 130nm SiGe BiCMOS technology designed for high speed wireless and optical communications applications.

Cost Reduction Program
During the second quarter, the company moved into the second phase of its cost reduction program aimed at manufacturing improvements, streamlining purchasing efforts and enhancing overall manufacturing efficiency. The goal of the second phase of the program is to generate additional savings of $10 to $15 million per year. “We are beginning to see the impact of our efforts aimed at running Jazz’ business in a more cost-efficient manner,” said Paul Pittman, executive vice president and chief financial and administrative officer of Jazz Technologies. “We expect to see further benefits from our cost reduction efforts during the remainder of 2007.”

Share Buy Backs
On July 18, 2007, Jazz Technologies’ Board of Directors extended the stock and warrant repurchase program, under which the company may purchase up to $50 million of the company's common stock and warrants, through October 15, 2007. As of June 29, 2007, the company had repurchased approximately 3.5 million shares and 18.4 million warrants in the open market, using approximately $32 million in cash. As of June 29, 2007 the company had approximately 23.5 million common shares and 39.8 million warrants outstanding.

Third Quarter 2007 Business Outlook
“In the second quarter, we saw clear signs that the semiconductor industry is gradually emerging from the inventory correction. The conversion of design wins into production orders is picking up as our customers’ inventory levels normalize. We are also seeing an inflow of new and exciting design wins supporting the roll-out of new generation products for the mobile device, consumer electronics and FTTx network end markets,” concluded Gil Amelio.

Exhibit 99.1

Due to acceleration in shipments in the later part of the second quarter, Jazz expects third quarter 2007 sales to be relatively flat or experience a modest growth and provides a revenue guidance range of $51.5 to $53.5 million.  Third quarter EBITDA is expected to improve over Q207. We believe the company remains on track to generate positive free cash flows starting in the fourth quarter of 2007.

Reconciliation of First Quarter Pro Forma and Second Quarter GAAP Net Loss to EBITDA and Free Cash Flow
This press release contains certain non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization) and Free Cash Flow (EBITDA minus interest, tax expense and capital expenditures). Jazz Technologies’ management believes that EBITDA provides insight into the company’s ability to service its indebtedness and Free Cash Flow provides insight into the amount of cash that the company has available for discretionary uses after expenditures for interest, taxes and capital expenditures. In addition, these measures are presented because they are frequently used by securities analysts, investors and others in the evaluation of semiconductor companies.

EBITDA and Free Cash Flow are calculated and reconciled to GAAP net loss as follows:

(All figures in millions)	Actual	Pro-Forma
	Q207	Q107
Net (loss)	($12.7)	($20.8)
Interest (Income)/Expense	3.3	1.4
Income & Other Taxes	0.2	0.1
Depreciation and Amortization	10.2	10.6
EBITDA	$1.0	($8.7)

CAPEX	1.5	2.7
Cash Interest Expense	2.9	1.0
Free Cash Flow	($3.4)	($12.4)

Detailed descriptions of Jazz Technologies’ pro forma Revenue and pro forma Net Losses can be found in Jazz Technologies’ Current Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2007.

Neither EBITDA nor Free Cash Flow is defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of the Company’s profitability. EBITDA and Free Cash Flow may not be comparable to similarly titled measures used by other companies.

Exhibit 99.1

About Jazz Technologies and Jazz Semiconductor
Jazz Technologies™ (AMEX: JAZ) is the parent company of its wholly owned subsidiary, Jazz Semiconductor, Inc.  Jazz Semiconductor® is an independent wafer foundry focused primarily on specialty CMOS process technologies, including High Voltage CMOS, SiGe BiCMOS and RFCMOS for the manufacture of highly integrated analog and mixed-signal semiconductor devices. The company's specialty process technologies are designed for customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz Semiconductor’s customers target the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz Semiconductor's U.S. wafer fabrication facilities, and its and Jazz Technologies’ executive offices, are located in Newport Beach, CA.     For more information, please visit and http://www.jazztechnologies.com and http://www.jazzsemi.com.

Forward-looking Statements
This press release, and other statements Jazz Technologies or Jazz Semiconductor may make, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements relating to Jazz Technologies’ future financial or business performance, the industry and business outlook for the third quarter of 2007 and 2007 as a whole, and the anticipated impact of cost reductions. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “expect,” “anticipate,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” “result” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions. Forward-looking statements include the statements relating to the expected impact of the cost savings program, the third quarter outlook, third quarter revenue and EBITDA guidance and fourth quarter free cash flow expectations.

Forward-looking statements are based largely on expectations and projections about expected financial and business performance for 2007 as well as future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Jazz Technologies’ actual results could differ materially from those anticipated in this press release and you should not place any undue reliance on such forward looking statements. Factors that could cause actual performance to differ from these forward-looking statements include industry conditions, Jazz Technologies’ ability to implement, and the effectiveness of, cost saving measures, Jazz Technologies’ ability to continue to grow its specialty business and the other risk factors and uncertainties disclosed in Jazz Technologies’ filings with the SEC and general economic and financial market conditions. Jazz Technologies’ filings with the SEC are accessible on the SEC’s website at http://www.sec.gov. Forward-looking statements speak only as of the date they are made.

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